Exhibit 5.3

Re: Registration Statement on Form F-10 of High Tide Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by High Tide Inc. on July 25, 2025, and in the short form base shelf prospectus dated July 24, 2025 included therein, on page 5 and under the heading "Legal Matters and Interests of Experts", as such may thereafter be amended or supplemented.

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

Yours truly,

/s/ Nauth LPC

Nauth LPC
July 25, 2025

Nauth LPC • www.nauth.com • T 416.477.6031 • F 416.477.6032 217 Queen Street West - Suite 401, Toronto, Ontario, M5V 0R2